Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-109414) pertaining to the Wal-Mart Puerto Rico Profit Sharing and 401(k) Plan of our report dated July 17, 2007, with respect to the financial statements and schedules of the Wal-Mart Puerto Rico Profit Sharing and 401(k) Plan included in this Annual Report (Form 11-K) for the year ended January 31, 2007.

July 17, 2007

Rogers, Arkansas